Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
     We hereby consent to the inclusion in Mariner Energy, Inc.’s Current Report on Form 8-K dated December 31, 2009, as amended by a Form 8-K/A of the same date, of our reports dated March 16, 2009 relating to the consolidated financial statements of Edge Petroleum Corporation and to the effectiveness of Edge Petroleum Corporation’s internal control over financial reporting, and the incorporation by reference thereof into Mariner Energy, Inc.’s previously filed Registration Statements (Nos. 333-132152, 333-132800 and 333-159683) on Form S-8 and Registration Statements (Nos. 333-141742 and 333-159682) on Form S-3. Our report contains an explanatory paragraph regarding the ability of Edge Petroleum Corporation to continue as a going concern.

/s/ BDO Seidman, LLP

Houston, Texas
March 18, 2010